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Exhibit 5

                [LETTERHEAD OF KENNEDY, BARIS & LUNDY, L.L.P.]



                                 June 19, 2000

Board of Directors
United Financial Banking Companies, Inc.
8399 Leesburg Pike
Vienna, Virginia 22182

     Re: Registration Statement on Form S-2

Gentlemen:

     As counsel to United Financial Banking Companies, Inc. (the "Company") we have participated in the preparation of the Company's Registration Statement on Form S-2 (as amending the Company's Registration Statement on Form S-4) to be filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), relating to the registration of 644,150 shares of the Company's Common Stock (the "Shares") and warrants to purchase up to 34,000 shares of the Company's Common Stock registered under the Securities Act (the "Warrants" and the "Warrant Shares") (the Shares, the Warrants and the Warrant Shares collectively, the "Securities") under the Securities Act of 1933, as amended.

     As counsel to the Company, we have examined such corporate records, certificates and other documents of the Company, and made such examinations of law and inquiries of such officers of the Company, as we have deemed necessary or appropriate for purposes of this opinion. Based upon such examinations we are of the opinion that the Securities have been duly authorized by the Board of Directors, and, when issued in the manner set forth in the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable shares of the Common Stock of the Company.

     We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement on Form S-2 filed by the Company and the reference to our firm contained therein under "Legal Matters."

                                        Sincerely,


                                        /s/ Kennedy, Baris & Lundy, L.L.P.